EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement (Form S-8) of Illumina, Inc. pertaining to the Amended and Restated 2000 Employee Stock Purchase Plan, 2005 Equity Incentive Plan, and Amended and Restated 2005 Stock and Incentive Plan of our reports dated February 23, 2007, with respect to the consolidated financial statements and schedule of Illumina, Inc., Illumina, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Illumina, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.
/s/ Ernst & Young llp
San Diego, California
November 7, 2007